UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2017

VOYA FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York	10169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

On September 18, 2017, Voya Financial, Inc. (the “Company”) entered into an amendment agreement (the “Amendment”), with Mr. Rodney O. Martin, Jr., its Chief Executive Officer and Chairman of the Board of Directors, which extends the term of, and makes certain amendments to, the Employment Agreement, dated December 11, 2014 (the “Original Agreement”, and as amended by the Amendment, the “Agreement”), between Mr. Martin and the Company. The Amendment extends the term of Mr. Martin’s employment as the Company’s Chief Executive Officer and Chairman of the Board of Directors under the Agreement to December 31, 2019. The Amendment also provides that such term may be further extended by an additional year to December 31, 2020, by mutual consent prior to July 1, 2019.

Under the terms of the Agreement, Mr. Martin will continue to receive an annual base salary in an amount not less than $1 million and will have the opportunity for certain incentive payments. The Agreement provides that Mr. Martin will continue to be eligible to participate in the Company’s annual incentive payment program, or “ICP”. Pursuant to the Amendment, Mr. Martin’s target bonus opportunity under the ICP has been increased from a minimum of 200% of base salary, to 225% of base salary, with any actual award (higher or lower) to be determined by the Compensation and Benefits Committee (the “Committee”) of the Company’s Board of Directors, based on the Company’s actual performance, subject to the terms and conditions of the ICP. The revised target bonus opportunity under the ICP will first be effective for the 2018 performance year, with any actual award first payable in 2019. Mr. Martin’s target bonus opportunity under the ICP for the 2017 performance year is 220% of base salary.

Mr. Martin will also continue to be eligible to receive grants under the Company’s long-term equity-based incentive award plan. Pursuant to the Amendment, the annual target value of Mr. Martin’s awards under such program has been increased from a minimum of 550% of base salary, to 675% of base salary, with any actual award (higher or lower) to be determined by the Committee based on the Company’s actual performance, subject to the terms and conditions of the plan. The revised target bonus opportunity under the long-term equity-based incentive award plan will first apply to equity-based incentive awards to be granted to Mr. Martin in 2018. The target value of Mr. Martin’s equity-based incentive awards granted in 2017 is 630% of base salary.

The Agreement continues to provide that Mr. Martin is entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits and medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Company generally.

The Amendment revises certain provisions in the Original Agreement that, upon a termination by Mr. Martin of his employment other than for Good Reason (as defined in the Agreement), would subject certain of Mr. Martin’s outstanding equity awards to less favorable vesting provisions than apply to awards held by other employees of the Company who, like Mr. Martin, are “Retirement-Eligible” under the terms of such awards. As so revised, the Agreement provides that, with respect to any equity awards granted to Mr. Martin on or after January 1, 2018, upon any termination by Mr. Martin of his employment other than for Good Reason, such awards will be subject to the same vesting treatment as applies to equity awards held by other employees of the Company who are “Retirement-Eligible”.

The Amendment also revises provisions in the Original Agreement relating to the ability of Mr. Martin to serve on boards of directors of competitive enterprises after his employment with the Company has ended. Pursuant to the Amendment, the Agreement permits Mr. Martin to serve on such boards after his employment with the Company has ended, so long as such service does not commence within 12 months of his termination date. The Agreement continues to prohibit Mr. Martin from engaging in other forms of competition with the Company, including employment or consulting arrangements with competitive enterprises, for a period of 24 months from his termination date.

In addition, the Amendment confirms the application of the Voya Financial Compensation Recoupment Policy, which became effective on January 1, 2016, to Mr. Martin’s equity-based compensation.

A copy of the Amendment has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 5.02(e).

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Amendment Agreement, dated September 18, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Voya Financial, Inc.
(Registrant)

By:	/s/ TREVOR OGLE
Name:	Trevor Ogle
Title:	Senior Vice President and
Deputy General Counsel

Dated: September 21, 2017